Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

Annual Report Pursuant to Regulation A

For the year ended December 31, 2022

Iroquois Valley Farmland REIT, PBC
(Exact name of issuer as specified in its charter)

Delaware	82-0921424
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

708 Church Street

Suite 234

Evanston, IL 60201

(Full mailing address of principal executive offices)

(847) 859-6645

(Issuer’s telephone number, including area code)

Title of each class of securities issued pursuant to Regulation A: Common Stock

Cautionary Note Regarding Forward-Looking Statements

Some of the statements in this Annual Report constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events, or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology.

These forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions, and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Forward-looking statements we make in this Annual Report are subject to various risks and uncertainties that could cause actual results to vary from our forward-looking statements, including:

•	our future operating results;

•	our business and investment prospects;

•	changes in our business strategy;

•	availability, terms, and deployment of capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates or the general economy;

•	changes in governmental regulations, tax rates and similar matters;

•	the degree and nature of our competition;

•	the adequacy of our cash reserves and working capital; and

•	the timing of cash flows, if any, from our investments.

Details of risk factors identified by management are included under the heading “Risk Factors” in the Company’s Offering Statement, as amended, on Form 1-A POS dated May 16, 2022, filed with the SEC, as such factors may be updated from time to time in the Company’s subsequent filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Item 1. Business

The Company

Iroquois Valley Farmland REIT, PBC, a Delaware public benefit corporation (“Iroquois Valley REIT”), is an organic farmland finance company. We select, value, and manage farmland investments across the United States (each, a “Farmland Investment”). Farmland Investments include farmland, mortgage financings secured by farmland, and operating lines of credit extended to farmers, all centered around organic farming. We are one of the first private companies in North America to offer investors direct exposure to a diversified portfolio of certified organic farmland.

We conduct our business and own our Farmland Investments through our operating company, Iroquois Valley Farms LLC, an Illinois limited liability company (“Iroquois Valley LLC”). Iroquois Valley REIT owns 99% of the membership interest of Iroquois Valley LLC directly, and controls the remaining 1% of Iroquois Valley LLC through Iroquois Valley REIT’s wholly owned subsidiary, Iroquois Valley TRS, Inc. Iroquois Valley REIT now serves as the sole Manager of Iroquois Valley LLC.

Hereinafter, references to “Iroquois Valley,” “we,” “us,” “our,” or the “Company” refer to the entire Iroquois Valley corporate family, namely Iroquois Valley REIT together with its consolidated subsidiaries, including, our operating company, Iroquois Valley LLC (as well as any subsidiaries thereof), and Iroquois Valley TRS, Inc.

Iroquois Valley REIT is currently seeking to raise up to $62,793,826 through the sale of common stock (the “Offering”), pursuant to the terms of SEC Regulation A+, Tier II (Reg A) and our Offering Statement initially qualified by the Securities and Exchange Commission on May 31, 2022, and as amended from time-to-time. This is a follow on offering to the Reg A Offering we conducted between May 3, 2019 - May 2, 2022 that raised total gross proceeds of approximately $30,976,640. This Offering will expire on May 31, 2025, unless terminated earlier by our board. There is no established public trading market for our common stock. This is a “best efforts” offering, which means that we will use our best efforts to sell shares of common stock, but there is no obligation to purchase or sell any specific amount of shares. We expect to use substantially all proceeds from this Offering to acquire additional Farmland Investments throughout the United States. For details of the Offering, see our Offering Statement on Form 1-A POS dated May 16, 2022, filed with the SEC, as has been and may be amended from time to time, accessible on the SEC’s website at www.sec.gov.

Social and Environmental Objectives of Iroquois Valley

Iroquois Valley focuses on organic agriculture that positively impacts the health and sustainability of food systems, farming communities, and ecosystems. We support family farms and aim to support the next generation of American farmers. We embrace the following guiding principles as our “Vision Statement”:

•	Enable the next generation of young farmers to positively impact world health;
•	Farm with healthy, humane and organic practices without GMOs, toxic pesticides, herbicides, fungicides, synthetic fertilizers, or other harmful chemicals;
•	Keep the farmers on the land by indefinitely renewing their leases and preferentially selling to the farm tenant;
•	Enable farmers to own land by providing mortgage financing;
•	Provide working capital to farmers by providing operating lines of credit;
•	Grow a broad base of mission-aligned investors and partners working to heal people and planet;
•	Transition traditional investment capital from conventional trading and extractive practices to renewable and regenerative uses;
•	Maintain a fair-valued and democratically governed enterprise enabling both investors and farmers to enjoy a stable and profitable return on their farming investment; and
•	Protect farmland.

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Our Portfolio Objectives

Our objectives when acquiring Farmland Investments are to:

•	Offer investors a diversified farmland portfolio in terms of geography, production mix, and asset class;
•	Balance new and existing relationships with farmers;
•	Grow the fair market value of our shares;
•	Provide investors liquidity through redemption of our common stock while maintaining ownership of the underlying farmland assets in perpetuity;
•	Pay annual dividends; and
•	Preserve, protect, and return investor capital contributions.

We seek to achieve these objectives steadily over time; however, there is no assurance that we will meet the foregoing objectives. See “Risk Factors,” below.

Our Strategy

We aim to provide investors access to a diversified portfolio of certified organic farmland in line with our portfolio objectives and public benefit commitment. We expect to use substantially all the net proceeds of our Offering to invest in Farmland Investments throughout the United States. We may invest in Farmland Investments through one or more joint ventures or subsidiaries.

In selecting Farmland Investments, we prioritize those that will provide financial returns and further our social and environmental objectives. For real estate investments, we hope to acquire and manage farmland properties that generate both fixed and variable leasing revenue from tenants. For debt investments (i.e., mortgages and operating lines of credit), we directly structure, underwrite, and originate these products, allowing us to approach our underwriting in partnership with the farmer. Our focus with these debt instruments is to lend to farmers with a low risk of default based on due diligence supervised by our investment committee and board of directors. In structuring our loan transactions, we aim to receive an acceptable risk-adjusted return and to provide the farmer with a realistic and manageable payment schedule.

We also seek to acquire Farmland Investments that reflect the diversity of activities occurring on certified organic farmland throughout the United States. We seek to invest across a wide swath of geographic locations with operators that vary in terms of size, generational history, crop and production mixes, business plans, and supply chain practices.

Market Opportunities

Our income stream from Farmland Investments depends in large part on organic farmers’ revenue and profitability. Demand for organic food continues to grow, largely driven by millennials’ concern for the quality, source, and nutrition of the food they eat and feed their children. Organic farmers earn a price premium for their crops at market. Studies show that, as a result, over time organic farms can be more profitable than conventional farms of a similar size, scope, and crop variety. The growing demand for organic food, coupled with the price premium for certified organic products, is fundamental to our business model. Ultimately, we believe that in this market, our Farmland Investments will allow us to create income for periodic dividend payments to our stockholders, in addition to social and environmental impact.

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Our Commitment to Impact

As a Delaware public benefit corporation, Iroquois Valley REIT and its board of directors will consider our public benefit purpose in addition to the financial interests of shareholders when making decisions. Pursuant to our Certificate of Incorporation, our public benefit purpose is enabling healthy food production, soil restoration and water quality improvement through the establishment of secure and sustainable farmland access tenures. Accordingly, we intend to operate in a responsible and sustainable manner.

We have taken a number of steps to further our commitment to social and environmental impact. Social and environmental impact issues are addressed by multiple staff positions, and we prioritize environmental impact through our conservation efforts. In 2019, Iroquois Valley became one of the first companies to undergo an Impact Management Assessment by Aeris Insight. Since 2012, we have been certified as a “B Corp,” a private certification awarded for meeting rigorous standards of social and environmental performance, accountability, and transparency. We have frequently scored within the top 10% of all B Corps assessed, earning us awards like “Best for the World Overall” and others in specific categories.

Employees

The Company employs 12 persons total. The Company employs 11 persons full-time.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate and farming industries in general. These risks are outlined under the heading “Risk Factors” in our Offering Circular dated May 16, 2022 and qualified on May 31, 2022, available at www.sec.gov, as the same may be updated from time to time. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The following discussion and analysis is based on financial statements of Iroquois Valley REIT for the years ending December 31, 2022 (“Fiscal 2022”) and December 31, 2021 (“Fiscal 2021”). The discussion should be read in conjunction with the Company’s consolidated financial statements and the notes thereto contained in this Annual Report. None of the financial information in the discussion has been audited or reviewed by our independent auditors. Where appropriate, the discussion includes an analysis of the effects of this offering.

Operating Results

Below is a discussion of some of the more important aspects of the results of our operations for the year ending Fiscal 2022 and the year ending Fiscal 2021.

Revenues from Leasing Activities

During Fiscal 2022, we realized revenues of $1,869,769 from leasing activities (inclusive of reimbursements). This is an increase of $85,789 or 5% relative to the Fiscal 2021 figure of $1,783,980. The 2022 increase was due to the revenues received from seven farms purchased during 2022.

As of the end of Fiscal 2022, we had 55 farms under leases having terms of one to six years   remaining, compared to 49 farms as of the end of Fiscal 2021. Since the end of Fiscal 2022, we acquired two additional farms, increasing the total farm count to 57. As of December 31, 2022, we had three tenants with past-due rents that are deemed at high-risk of collection (categorized as default). We are actively working with these tenants to resolve past-due amounts. Additionally, we had one tenant past-due with moderate collection risk (categorized as at-risk). As of the end of Fiscal 2022, we accrued a receivables reserve of approximately $89,000 to manage collection risk. Although we believe that we will be able to achieve a resolution to mitigate the loss of revenue with all past-due amounts, there can be no assurance that we will still not recognize significant losses of revenue with respect to these tenants.

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Revenues from Variable and Crop Income

Variable income refers to additional income we receive from leaseholders once they achieve a certain level of revenue, whereas crop income refers to the revenue we receive from a crop share arrangement we have with one farmer. During Fiscal 2022 we realized revenues of $184,358 from variable and crop income. This is an increase of $15,909 or 9% relative to the Fiscal 2021 figure of $168,449  . The 2022 increase was due to an approximately $32,000 increase in variable rent and an approximately $16,000 decrease in crop income.

Revenues from Mortgage Interest Income

We recognized revenues from providing mortgage financing for organic farmland of $1,234,480 in Fiscal 2022, an increase of 32% or $298,260 over the $936,220 achieved in Fiscal 2021. This increase was the result of a year-over-year increase in mortgage loan assets outstanding. As of the end of Fiscal 2022, we had 49 loans with a mortgage note net balance of $25,256,284. This compares to 44 loans, with a net balance of $18,097,229 as of the end of Fiscal 2021.

Revenues from Operating Lines of Credit Income

We recognized revenues from providing operating line of credit financing for organic farmland of $115,335 in Fiscal 2022, an increase of 16% or $15,955 over the $99,380 achieved in Fiscal 2021. This increase was the result of a larger amount of operating line of credit assets outstanding during most of 2022 compared to 2021. Some of these operating lines were paid off prior to the end of Fiscal 2022. As of the end of Fiscal 2022, we had nine loans reflecting an operating line of credit net balance of $1,782,087. This compares to 10 loans, with a net balance of $1,820,823 as of the end of Fiscal 2021.

Revenue from Grant Income

We recognized revenues from grants awarded by the National Resources Conservation Service, a division of the United States Department of Agriculture of $123,478 in Fiscal 2022, a decrease of 24% or $39,762 over the $163,240 achieved in Fiscal 2021. This decrease was due incurring fewer reimbursable expenses.

Other Revenue

In addition to revenue from leases and financing, we collect a limited amount of other revenue, primarily from acquisition or loan origination fees, and interest on Company cash balances. In Fiscal 2022 we recorded $144,051 compared to $70,716 in Fiscal 2021, an increase of $73,335 or 104%. The increase was due mainly to a larger amount of interest on the Company’s cash balances and a larger amount of patronage income. Patronage income is a benefit that returns a portion of one of our lender’s earnings back to it member-owners.

Operating Expenses

Our total “Operating Expenses” for Fiscal 2022 were $3,053,953, an increase of 26%, or $626,462, over the $2,427,491 recorded in Fiscal 2021. The year-over-year increase was driven mostly by increases in employee expenses, general and administrative expenses, the change in provision for bad debts and loan losses, and professional fees.

•	Employee expenses increased to $1,318,378 in 2022 compared to $1,230,145 in 2021, an $88,233, or 7% year-over-year increase. The increase was due to salary increases and benefits paid to certain.
•	General and administrative expenses increased to $469,344 in 2022 compared to $302,436 in 2021, a $166,908, or 55% year-over-year increase. This increase was mainly the result of cash and stock compensation paid to members of the board of directors , the purchase of an underwriting software tool, and increases in donations and sponsorships.
•	Change in provision for bad debts and loan losses increased to $303,675 in 2022 from $39,005 in 2021, a $264,670 or 679% year-over-year increase. The increase was due mainly to increases in the allowances for mortgage loan principal balances and for line of credit balances.
•	Professional fees increased to $506,155 in 2022 from $409,874 in 2021, a $96,281 or 23% year-over-year increase . The increase was primarily the result of higher consulting fees, appraisal fees and taxes.
•	Real estate taxes increased to $226,739 in 2022 from $212,661 in 2021, a $14,078 or 7% year-over-year increase. The increase was due to the addition of new properties in 2022 and higher taxes on certain properties offset by various tax credits.
•	Insurance increased to $34,470 in 2022 compared to $31,781 in 2021, a $2,689 or 8% year-over-year increase. The increase was due to insuring more properties and an increase in rates.
•	Depreciation and amortization decreased to $195,192 in 2022 from $201,589 in 2021, a $6,397 or 3% year-over-year decrease.

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Interest Expense

Interest expense decreased to $545,187 in 2022 from $645,079 in 2021, a $99,892 or 15% year-over-year decrease. The decrease was primarily due to a decline in interest paid on mortgaged properties offset by an increase in unsecured note interest expense.

General Discussion of Expenses

The leases in our portfolio are structured as triple-net leases, under which the tenant is responsible for substantially all of the property-related expenses, including taxes, maintenance, water usage, and insurance either directly or as reimbursement under the terms of the lease. We do occasionally cover expenses associated with major capital improvements, with such expenses increasing the rental cost of the farmland. Additionally, our mortgage loan assets have limited direct costs given the nature of a loan asset. As such, the cash expenses associated with our operations mainly consist of general and administrative expenses and professional fees associated with managing the portfolio rather than the assets directly. We expect to incur costs associated with employing our personnel, investment due diligence, marketing and promotion, consulting fees, legal fees, and accounting fees. We believe that our operational platform is scalable and do not expect to see expenses grow at rates equivalent to those of our assets. We believe that we will be able to achieve economies of scale as our farmland portfolio grows and as our investment portfolio increases over-time. This will enable us to reduce our operating cost as a percentage of assets.

Conservation Innovation Grants

In December 2019, Iroquois Valley LLC was awarded a $700,000 grant from the National Resources Conservation Service (“NRCS”), a division of the United States Department of Agriculture (“USDA”). The purpose of this Conservation Innovation Grant is to establish a funding pool and manage programs that will lower cost of capital to socially disadvantaged farmers. This three-year grant began in March 2020. Under the terms of the grant, the Company receives reimbursement totaling $700,000 for expenses associated with achieving intended outcomes.

Given the contingent nature of the grants (reimbursements are only made after we incur expenses related to the grant) we have not recorded the full grant amount as an asset related to future reimbursement payments. Instead, we record grant reimbursements after incurring expenses related to grant activities. We are reimbursed by the USDA on a monthly basis.

Liquidity and Capital Resources

Our main cash requirements relate to operating expenses and commitments associated with outstanding borrowings. We do not have any ongoing equity payment obligations except those that arise out of earnings and profits distributions as required under REIT tax law.

Our liquidity needs consist primarily of cash needed for Farmland Investments and borrowing obligations. Consistent with historical operations we intend to acquire additional farmland and provide financing backed by farmland. We also have to service debt obligations, making principal and interest payments on existing debt and any additional debt we may incur. On a selective basis we may make capital expenditures on owned farmland but have no such committed capital at this time. We plan to meet our long-term liquidity requirements through funding from this offering, cash-flow from operations, and the issuance of secured and unsecured borrowings. Revenue has historically been sufficient to meet the needs of operating expenses.

The Company currently has revolving lines of credit totaling $3,500,000 across two different lenders. As of the date of this Annual Report we have no outstanding balances under these lines of credit. We primarily use these lines of credit to fund Farmland Investments, both direct real estate investments and loan financings. In the past, we have used proceeds from our offerings (both equity and unsecured debt) to repay the line of credit borrowings.

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As of the date of this Annual Report, we anticipate approximately $6,100,000 of unsecured loan obligations coming due during the remainder of 2023. We have no secured loan obligations coming due in the next 12 months. We intend to repay the unsecured loan obligations with revenues and from proceeds from the offerings of Iroquois Valley REIT’s common stock as well as of unsecured promissory notes by Iroquois Valley LLC (See “Soil Restoration Notes Offering” below), and lines of credit.

Our ability to raise additional equity capital will depend on a number of factors including, overall farmland market performance, our operating results and market sentiment towards public benefit corporations. We also cannot predict the impact of potential interest rate changes on our ability to access additional capital. We do not have any off-balance sheet arrangements.

Trend Information

We expect an increasing focus on healthy eating and improving the environment will continue to drive demand for organic food and organic farmland and, in turn, drive revenue growth for the Company.

Paycheck Protection Program

On April 23, 2020 we entered into a $103,528 U.S. Small Business Administration (“SBA”) Paycheck Protection Program note payable. The note payable incurs interest at a fixed rate of 1.00% and matured on April 23, 2022. The note is unsecured and was eligible for forgiveness subject to the provisions of the Coronavirus Aid, Relief and Economic Security Act (CARES Act). However, the note payable was not forgiven by the SBA. Principal payments of approximately $11,000 remain payable for the year ending December 31, 2022.

Soil Restoration Notes Offering

As of the date of this Annual Report, our operating company, Iroquois Valley LLC, is currently offering unsecured promissory notes for sale to accredited investors only, referred to as “Soil Restoration Notes.”. We first started issuing unsecured notes in 2015 and the amount outstanding has increased to $25,182,113 as of December 31, 2022. The rates and maturities of the full complement of these unsecured notes vary by issuance and series, but they are generally lower cost than those terms available from traditional lenders. We intend to issue additional unsecured notes through the existing Soil Restoration Note offering and future offerings to partially meet future cash needs.

Item 3. Directors and Officers

Board of Directors

Name	Position	Age	Term of Office
Dr. Stephen P. Rivard	Chairperson of the Board of Directors	70	Aug 2022-2025
Dr. Anna Jones-Crabtree	Vice-Chairperson of the Board of Directors	54	Sept 2021-2024
David E. Miller	Director and Co-Founder	69	Sept 2021-2024
Andy Ambriole	Director	34	Aug 2022-2025
Dororthy D. Burlin	Director	55	Aug 2022-2024
Arnold W. Lau	Director	64	Aug 2020-2023
Joseph A. Mantoan	Director	69	Aug 2020-2023
Malaika Maphalala	Director	53	Aug 2020-2023
Olivia Watkins	Director	28	Aug 2022-2025

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Executive Officers

Name	Position	Age	Start of Term
Chris Zuehlsdorff	Chief Executive Officer	47	02/28/2023(1)
Mark D. Schindel	Chief Financial Officer	60	4/23/2019

(1)	Mr. Zuehlsdorff served as the Company’s Chief Operating Officer from July 25, 2022 through February 27, 2023. The Board appointed him CEO effective February 28, 2023.

Significant Employees

Name	Position	Age	Start of Term
Donna Holmes	Managing Director, Investor Relations and Corporate Secretary	62	6/7/2021
Arnold W. Lau	Chief Administrative Officer	64	2/1/2015(1)
Claire Mesesan	Vice President, Farmer Relations	31	8/17/2015

(1)	Mr. Lau served as the Company’s Chief Operating Officer from February 1, 2015 through July 24, 2022. The Board appointed him Chief Administrative Officer effective July 25, 2022.

Business Experience

Board of Directors

Stephen P. Rivard, M.D., Chairperson

Dr. Rivard earned his undergraduate and medical degrees from Loyola University of Chicago. He began a practice in the newest medical specialty at the time – emergency medicine. After twenty-six years, and having raised two children, he changed careers and founded Illinois Vein Specialists in Illinois in 2008, another growing medical specialty business. He also began diversifying his investments to focus on health and organic farmland. His interest in organic farming goes beyond profit. It also includes the mission of creating a more socially conscious and sustainable future for his children. Dr. Rivard is now conducting outreach with other physicians and health care professions to bring attention to the varied health illnesses associated with the current food production system. Specifically, he is concerned about the growth of diabetes, food allergies and various cancer incidences that may be associated with food choices and agricultural production systems.

Dr. Anna Jones-Crabtree, Vice Chairperson

Dr. Jones-Crabtree and her husband Doug own and manage Vilicus Farms, a first generation, organic, 13,000-acre dryland crop farm in Northern Hill County, Montana growing a diverse array of organic heirloom and specialty grain, pulse, oilseed and broadleaf crops under five and seven-year rotations. In thirteen seasons, Vilicus Farms grew from 1,280 acres to be a nationally recognized farm by using USDA’s beginning farmer programs, employing extensive conservation practices, and fostering unique risk sharing relationships with food companies and land investment firms. With over 26% of their land in non-crop conservation and 400 acres seeded to native pollinator habitat Vilicus Farms became Bee Better certified in 2019, Real Organic Project Certified in 2019 and has been transitioning towards Demeter Biodynamic certification.

Dr. Jones-Crabtree is a Donella Meadows Leadership Fellow and a recipient of the White House Greening Government Sustainability Hero Award. She holds a Ph.D. in Civil and Environmental Engineering with a minor in Sustainable Systems from Georgia Institute of Technology. Dr. Jones-Crabtree served on the USDA Secretary’s Advisory Council on Beginning Farmers & Ranchers, and currently serves on the Xerces Society Bee Better Advisory Board.  Given the realities of farming, she still has an off-farm job with the USDA Forest Service. After several decades fostering more sustainable operations she is now currently serving as the Director for Data Governance for the Northern Region.

Dr. Jones-Crabtree, her husband Doug, and their three Jack Russell Terriers are avid members of the Lentil Underground (http://lentilunderground.com/).

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David E. Miller, Co-Founder

After a 30-year career in corporate finance and real estate, Mr. Miller returned to his native Illinois landscape in 2005 by purchasing a 10-acre farm from a family estate of his relatives. Keeping the farm in the family, he reconnected with local relatives and friends farming organically. In 2007, he co-founded Iroquois Valley Farms LLC to enable a new generation of farmers and investors to support healthy food production.

Prior to developing sustainable farmland ventures, Mr. Miller held executive positions at Bank of America, Santa Fe Southern Pacific and First Chicago Corporation, which involved the management and oversight of real estate and capital equipment leasing portfolios. In 2008 he formed Working Farms Capital, an entity seeding new ventures in sustainable agriculture while providing transitional farm management services.

Mr. Miller is a 1975 graduate of Loyola University of Chicago and a 1978 graduate of Columbia University’s Graduate School of Business. Mr. Miller views education as the primary key to changing the health and economics of current food production systems. In that capacity, Mr. Miller is a founding member and Co-Chair of the advisory board for Loyola University’s Institute of Environmental Sustainability and is a recipient of the Institute’s first Damen Award, recognizing his services related to positive environmental change. Mr. Miller resides in Winnetka, Illinois with his wife and family. He continues to restore his small organic farm in Iroquois County, a family heritage since 1875, now being transitioned to native prairie and permaculture production.

Mr. Miller is a co-founder of Iroquois Valley and served as its Chief Executive Officer until 2021. Mr. Miller remains on the Company’s Board of Directors as Co-Chairman and continues an active role in the Company supporting working on building out Rock Creek Farms in Peotone, IL.

Andy Ambriole

Mr. Ambriole, his wife Catie, and their three daughters farm approximately 1,400 acres of certified organic land in northern Indiana. Crops grown include corn, soybeans, wheat, and barley along with numerous species of cover crops. He has been a tenant of the Company since 2012 and an equity shareholder from 2012 to 2019. He has served on the Board of Directors since Iroquois Valley’s establishment as a REIT and public benefit corporation at the end of 2016. He has also served on the investment committee since that committee’s establishment in 2018. Beginning in 2021, Mr. Ambriole began providing occasional due diligence support and similar services to the Company as a consultant. His other activities include serving as president of his county’s Soil & Water Conservation District and as an assistant region director for the Indiana Association of Soil & Water Conservation Districts.

Dorothy D ("D.D.") Burlin

Ms. Burlin is a private investor and former attorney. She is an advocate for local, sustainable, organic, and regeneratively grown foods, with particular interest in creative uses of capital to fund the large-scale expansion of this sector. In 2011 she co-founded, and is a continuing member of, the Sustainable Local Food Investment Group (SLoFIG), a 30-member, mission-based, angel investor network based in Chicago, Illinois. From 2010 through 2014, she was an investor in Two Roads Farm LLC, a single-farm investment partnership founded by David Miller and Dr. Stephen Rivard that merged with Iroquois Valley Farms LLC in 2014.

As an attorney from 1992 to 2007, Ms. Burlin was licensed with the Illinois and Missouri bars, and she was licensed to practice before federal courts in several districts and circuits. Her work included extensive criminal law practice. Her academic credentials include a BA from Dartmouth College and a JD from Georgetown University.

Ms. Burlin and her husband, Johannes, reside in Chicago, Illinois with their two sons. They also have a small farm near Reeseville, Wisconsin. Ms. Burlin is active in non-profit and political fundraising. She is a long-time member of the Board of Directors of the American Youth Foundation.

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Arnold Lau

In addition to serving as the Company’s Chief Administrative Officer (and previously its Chief Operating Officer), Mr. Lau is a private investor and independent securities trader. Born and raised in Honolulu, Hawaii, he earned his BA from Lawrence University, and an MBA from Northwestern University. He was previously a member of the Chicago Board Options Exchange from 1983 until 1999, and a member of the Chicago Board of Trade from 1985 until 2007. He is a life member of the Sierra Club and the Nature Conservancy. Mr. Lau has been an investor in Iroquois Valley or its precursors (Two Roads Farm LLC, Shelby County, Illinois) since 2009, a member of the Board since 2012, and served as Corporate Secretary from 2015-2021. He is 1 of the 9 original directors of the Company.

Joseph A. Mantoan

Mr. Mantoan is an advocate for ecological farming and farmland preservation. Mr. Mantoan was a managing partner at Accenture and consultant during his 30-year career in business. Mr. Mantoan served on the board of the United Way of Greater Milwaukee for twelve years and on the board of Wellspring Organic Farm for six years. He received his BA and MA in Accounting from the University of Illinois.

Mr. Mantoan grew up in the farming community of Kankakee County, Illinois. Along with his siblings, he is a co-owner of his family's 100-acre certified organic crop farm in Kankakee County. Mr. Mantoan and his wife also own 200 acres of certified organic farmland in Washington County, Wisconsin. The farm is managed by his son, who is raising livestock on pasture and using permaculture methods to grow perennial crops. Mr. Mantoan resides in Whitefish Bay, Wisconsin.

Malaika Maphalala

Ms. Maphalala is a Private Wealth Advisor and Partner at Natural Investments LLC, a national SEC registered Investment Advisory firm that has specialized in exclusively socially and environmentally responsible investments for over 30 years. A lifelong advocate for social change, Ms. Maphalala is driven by a passion for finding innovative approaches to bringing people and resources together to address social and environmental complexities. In her role as Wealth Advisor, Ms. Maphalala provides portfolio management and financial planning for high-net-worth individuals, families, and institutions across the country that want to use their wealth as a tool to transform society and economic systems using humane, restorative, and ecological principles as the guide. She specializes in Regenerative Investing, which is investment that directly supports the regenerative capacity of communities and ecosystems. Her areas of special interest and expertise encompass investments in sustainable agriculture, community development, clean and renewable energy, cooperative businesses, and microfinance.

Ms. Maphalala received her BA from the Johnston Center for Integrative Studies at the University of Redlands and she holds a Certified Private Wealth Advisor® designation from the Investments and Wealth Institute in conjunction with the University of Chicago Booth School of Business. She currently lives full time on the island of Hawaii, her home for almost 25 years, where she and her family tend and enjoy their beloved, rural, solar-powered, organic farm and homestead.

Olivia Watkins

Ms. Watkins is a social entrepreneur and impact investor. For the past seven years, she has financed, developed, and operated environmental and social projects across the US. She currently serves as a co-founder and President of Black Farmer Fund, a non-profit impact investing organization creating sustainable and equitable food systems by investing in black farmers and food businesses of NY. She also serves as a board member for Sustainable Agriculture & Food Systems Funders and previously for Soul Fire Farm Institute. Prior to founding Black Farmer Fund in 2017, Olivia worked in several production roles at Soul Fire Farm Institute and Kahumana Organic Farms, leveraging her environmental biology background to manage and grow environmentally regenerative and socially impactful business operations.

Ms. Watkins has an MBA from North Carolina State University in Financial Management, and a BA from Barnard College, Columbia University in Environmental Biology. She was also recognized on the 2021 Forbes 30 under 30 Social Impact list and The Grist 50.

9

Executive Officers and Significant Employees

Christopher Zuehlsdorff, Chief Executive Officer

Chris serves as Chief Executive Officer at Iroquois Valley, where he combines his investment management experience and personal background in support of the strategic vision of the organization. Mr. Zuehlsdorff served as the Company’s Chief Operating Officer from July 25, 2022 through February 27, 2023. The Board appointed him CEO effective February 28, 2023. Prior to joining Iroquois Valley, Chris was Senior Managing Director and Co-Head of Global Investments at EnTrust Global, an alternative investment firm based in New York. He was a member of the Management Committee and the Global Investment Committee. As a senior investment professional, Chris covered most asset classes and investment strategies across both public and private markets.

Chris grew up on a family dairy farm in Minnesota and maintained an interest in food and agriculture throughout his career. Since 2016, Chris has been a board member at The Glynwood Center for Regional Food and Farming, a non-profit organization supporting regional food and farming in New York’s Hudson Valley.

Chris graduated with an MBA in Finance and Accounting from Carnegie Mellon University in 2003 and a BA in Economics and Mathematics from Saint Olaf College in 1998. He is a CFA® Charterholder. Chris and his family reside in Westchester County, NY. Outside of work, Chris enjoys traveling, gardening and hiking with his wife, three sons, and dog, Bruce.

Mark D. Schindel, Chief Financial Officer

As Chief Financial Officer, Mr. Schindel has responsibility for financial systems and reporting, budgeting and forecasting, reviewing new funding opportunities, monitoring and tracking the investment portfolio, and evaluating new deals. In joining the Company, Mr. Schindel was excited about the opportunity to work with a for-profit, mission driven organization striving to improve the health of the population and the planet.

Mr. Schindel received his BS in Finance from the University of Illinois, and his MBA from Northwestern’s J.L. Kellogg Graduate School of Management. He spent most of his career in the private equity business and as a financial consultant and private investor. Mr. Schindel lives in Chicago and enjoys tennis, downhill skiing, and hiking around the world.

Arnold Lau, Chief Administrative Officer

Biography included in Board of Directors section above.

Donna Holmes, Managing Director, Investor Relations

In her role at Iroquois Valley, Ms. Holmes conveys the Company’s vision and investment strategy with investors and prospects. She is responsible for expanding our investor base by building a community of like-minded investors. Ms. Holmes is passionate about creating an opportunity for all people to reap the health benefits of nutritional food, grown in a sustainable and socially just society. Using her knowledge of finance and investing, Ms. Holmes structures investment vehicles to address investors’ different needs and goals. She believes in Iroquois Valley’s triple bottom line principles, actively securing social, environmental, and financial returns for our investors. Ms. Holmes has also served as the Company’s Corporate Secretary since 2021.

Prior to joining Iroquois Valley, Ms. Holmes served in business development and investor relations roles at three alternative asset management firms. Before working in finance, she practiced law, specializing in tax and ERISA matters.

Ms. Holmes earned a Bachelor of Science in accounting from Syracuse University, a Juris Doctorate from Syracuse University, College of Law, and a Master of Law in Taxation from New York University. She is a CAIA Charter-holder and an FSA Level 1 Certificate Holder.

10

Claire Mesesan, Vice President, Farmer Relations

Ms. Mesesan serves as VP, Farmer Relations where her work centers on process, program development, and resource-building. She is broadly focused on Iroquois Valley's farmer-facing work to ensure that partnerships are successful. Ms. Mesesan also works on impact strategy, evaluation, and reporting in support of the company's efforts to create public benefit.

Ms. Mesesan joined Iroquois Valley in 2015 as Communications Director where she created mission-driven, data-informed content across platforms. Ms. Mesesan gravitated toward stakeholder engagement as she connected with farmers to tell their stories, which led to her transition to farmer relations in 2021.

Ms. Mesesan completed her bachelor’s degrees in Philosophy and French from Loyola University Chicago. Within philosophy, Ms. Mesesan was interested in the ways land stewardship and land-based ethics intersect with social and political movements. After graduation, she spent a year in Madison, WI working as an AmeriCorps Farm-to-School educator. Ms. Mesesan lives in southern California where she enjoys gardening and all things outdoors, especially camping.

Compensation of Directors and Executive Officers.

The 2022 compensation of our 3 highest paid employees were as follows:

Name	Position	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Arnold W. Lau	Director and Chief Administrative Officer	$85,000	$9,000	$94,000

David Miller (1)	Director and Co-Founder	$125,000	$9,000	$134,000

Mark D. Schindel	Chief Financial Officer	$133,333	$9,000	$142,333

(1)	Mr. Miller is a former CEO of the Company. He continues to serve as a Director and as a paid consultant to the Company regarding Rock Creek Farm matters.

Members of the Iroquois Valley REIT board who are not employees are entitled to receive a stipend and stock grants for their service as directors, subject to the Board Compensation Policy dated June 3, 2022. Directors who are also employees or contractors of the Company are typically paid for their work as employees or contractors, as applicable, but are not additionally compensated for their service as directors.

All officers and employees are eligible for cash bonuses. All officers and employees are eligible to receive stock options as compensation, but the Company has no plans to grant stock options.

11

Item 4. Security Ownership of Management and Certain Securityholders

The table below sets forth certain information regarding the beneficial ownership of shares of our common stock for our directors and named executive officers as a group as of April 1, 2023. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person.

Name	Address	Shares (1)	% Ownership
Officers and Directors as a group (2)	708 Church Street, Suite 234, Evanston, Illinois 60204	3,632	3.05%

SPARTA24 LTD Alon Gonen	29 Hatamar Street Ein Ayala, Israel 3082500	9,886	8.31%

Peterffy Foundation, Christopher Upzen, Secretary	777 S. Flager Dr., E. Tower No. 1001, West Palm Beach, FL 33401	8,146	6.85%

DCS Irrevocable Trust Diana Singleton, Trustee	303 North Glenoaks Blvd. Burbank, CA 91502	6,900	5.80%

(1)	Percentage of beneficial ownership is based upon 118,898.83 shares of Iroquois Valley REIT’s common stock outstanding as of April 1, 2023. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic interest. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)	Shares owned by all officers and directors as a group include ownership of options to purchase common stock held by Mr. Miller, consistent with the SEC’s definition of beneficial ownership (described in footnote 1 above). As of April 1, 2023, Mr. Miller owned options to purchase 600 shares of common stock.

No common shares beneficially owned by any director or executive officer have been pledged as security for a loan.

Other than the persons listed above, the Company does not have any persons known to us to be beneficial owners of 5% or more of our common stock.

12

Item 5. Interest of Management and Others in Certain Transactions

The following briefly summarizes any transactions during the last 2 completed fiscal years and the current fiscal year to which Iroquois Valley was a participant and where there is a direct or indirect material interest:

•

Mr. Ambriole is a member of our board of directors, the lessee of five of our farms (Old Oak, Sparta Woods, Brindle, Yoder and Lake Wawasee), and a 1st mortgage-secured borrower for a farm he has purchased (Phyllis Farm). As such, there could be a future conflict of interest arising from Mr. Ambriole’s roles as a director, as the tenant of these farms, and as a borrower from Iroquois Valley. Beginning in 2021, Mr. Ambriole also began providing occasional due diligence support and similar services to the Company as a paid consultant. Mr. Ambriole previously served as Interim CEO from December 2021-August 2022.

•	Dr. Jones-Crabtree, a member and Vice-Chairperson of our board of directors, is the lessee of three of our farms (Bahasaba, Hi-Line and Cottonwood). Dr. Crabtree’s Vilicus Farms had a $565,000 line of credit with the Company that expired in 2022. As such there could be a future conflict of interest arising from Dr. Jones-Crabtree’s role as a director, and farm tenant.

•	In May 2022, the Company acquired a farm owned by Mr. Mantoan. Mr. Mantoan is a director of the Company.

•	Mr. Miller, a director, owns less than 10% of a farm that has a mortgage from Iroquois Valley (Sumac Creek). As such there could be a future conflict of interest arising from Mr. Miller roles as a director, service provider with the company and his minority equity interest in this farm.

•	Mr. Miller and Mr. Mantoan, two members of our board of directors, serve on the board of Healing Soils Foundation (HSF), an Illinois-based 501(c)(3) nonprofit organization dedicated to advancing organic and regenerative agriculture and soil conservation practices through education, training, and awareness of soil, nutrition, and human health. Mr. Mantoan also serves as HSF’s Executive Director. Neither Mr. Miller nor Mr. Mantoan receive any compensation from HSF. Due to the alignment in missions, Iroquois Valley is actively exploring various partnerships and collaborations with HSF. These activities may involve devotion of limited Iroquois Valley staff time to support HSF projects, or other donations or support from Iroquois Valley to HSF. Both entities have conflict of interest policies and independent directors to review any transactions between them, however, there still can and will be conflicts of interest arising from Mr. Miller and Mr. Mantoan’s director roles in particular at both organizations.

Item 6. Other Information

None.

Item 7. Financial Statements.

Iroquois Valley Farmland REIT, PBC

Consolidated Financial Statements

December 31, 2022 and 2021

13

14

Independent Auditor's Report

To the Board of Directors

Iroquois Valley Farmland REIT, PBC

Opinion

We have audited the consolidated financial statements of Iroquois Valley Farmland REIT, PBC and its subsidiaries (the "Company"), which comprise the consolidated balance sheets as of December 31, 2022 and 2021 and the related consolidated statements of income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audits of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audits of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and, therefore, is not a guarantee that audits conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

15

To the Board of Directors

Iroquois Valley Farmland REIT, PBC

In performing audits in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audits.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audits in order to design audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits, significant audit findings, and certain internal control-related matters that we identified during the audits.

Other Information

Management is responsible for the other information included in the Company's Form 1-K. The other information comprises the business overview, management's discussion and analysis of financial condition and results of operations, listing of directors and officers, summary of management and certain securityholders, and summary of management's interests sections but does not include the financial statements and our auditor's report thereon. Our opinion on the financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.

In connection with our audits of the financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the financial statements or whether the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material misstatement of the other information exists, we are required to describe it in our report.

April 14, 2023

16

CONSOLIDATED FINANCIAL STATEMENTS

Iroquois Valley Farmland REIT, PBC

CONSOLIDATED BALANCE SHEETS

December 31, 2022 and 2021

	2022	2021
ASSETS
Investments in real estate, at cost:
Land	$56,397,641	$50,328,979
Land improvements, machinery and equipment	2,261,975	2,201,845
Buildings and building improvements	1,199,008	1,003,672
Investment in real estate held for sale	–	368,000

Total investment in real estate	59,858,624	53,902,496
Less accumulated depreciation	1,128,231	942,899

Net investment in real estate	58,730,393	52,959,597

Cash and cash equivalents	5,547,497	8,937,356
Accrued income	170,000	197,008
Accounts receivable, less allowance for doubtful accounts of $89,247 and $115,710 in 2022 and 2021, respectively	1,107,646	488,849
Prepaids and other assets	206,364	159,329
Interest receivable, less allowance for doubtful accounts of $123,618 and $65,925 in 2022 and 2021, respectively	84,776	142,019
Mortgage notes receivable, net of deferred origination fees and loan loss reserves of $258,385 and $68,186 in 2022 and 2021, respectively	25,256,284	18,097,229
Operating lines of credit receivable, less allowance for doubtful accounts of $108,246 and $26,625 in 2022 and 2021, respectively	1,782,087	1,820,823

Total other assets	34,154,654	29,842,613

Total assets	$92,885,047	$82,802,210

LIABILITIES AND EQUITY

Accounts payable and accrued expenses	$580,680	$507,800
Note payable, paycheck protection program	10,666	84,321
Notes payable, unsecured	25,182,113	20,480,243

Total liabilities	25,773,459	21,072,364

EQUITY
Controlling interests	66,742,902	61,364,023
Noncontrolling interests	368,686	365,823

	67,111,588	61,729,846

Total liabilities and equity	$92,885,047	$82,802,210

The accompanying notes are an integral part of these consolidated statements.

17

Iroquois Valley Farmland REIT, PBC

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2022 and 2021

	2022	2021
Revenue
Rental income, net	$2,054,127	$1,952,429
Mortgage interest income	1,234,480	936,220
Operating lines of credit interest income	115,335	99,380
Grant revenue	123,478	163,240
Other	144,051	70,716

Total revenue	3,671,471	3,221,985

Operating expenses
Employee expenses	1,318,378	1,230,145
General and administrative	469,344	302,436
Change in provision for bad debts and loan losses	303,675	39,005
Professional fees	506,155	409,874
Real estate taxes	226,739	212,661
Insurance	34,470	31,781
Depreciation and amortization	195,192	201,589

Total operating expenses	3,053,953	2,427,491

Operating income	617,518	794,494

Interest expense	545,187	645,079

Net income before net gain on sales of real estate	72,331	149,415
Net gain on sales of real estate	11,043	289,124

NET INCOME	83,374	438,539

Net income attributable to noncontrolling interests	6,970	10,281

Net income attributable to controlling interests	$76,404	$428,258

The accompanying notes are an integral part of these consolidated statements.

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Iroquois Valley Farmland REIT, PBC

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Years ended December 31, 2022 and 2021

	Common Stock (1)
	Shares Issued and Outstanding	Amount	Additional Paid-in Capital	Retained Earnings	Total Controlling Interest	Noncontrolling Interests	Total Equity
Stockholders' equity, January 1, 2021	86,499.120	$865	$27,417,595	$20,618,506	$48,036,966	$370,413	$48,407,379

Net income	–	–	–	428,258	428,258	10,281	438,539

Contributions from stockholders	24,782.683	248	14,745,243	–	14,745,491	–	14,745,491

Dividends paid to stockholders	–	–	–	(301,480)	(301,480)	–	(301,480)

Redemptions paid to stockholders	(2,461.233)	(25)	(1,515,791)	–	(1,515,816)	–	(1,515,816)

Distributions to noncontrolling interests	–	–	–	–	–	(14,871)	(14,871)

Syndication costs	–	–	–	(29,396)	(29,396)	–	(29,396)

Stockholders' equity, December 31, 2021	108,820.570	$1,088	$40,647,047	$20,715,888	$61,364,023	$365,823	$61,729,846

Net income	–	–	–	76,404	76,404	6,970	83,374

Contributions from stockholders	11,892.879	119	7,989,827	–	7,989,946	–	7,989,946

Dividends paid to stockholders	–	–	–	(585,936)	(585,936)	–	(585,936)

Redemptions paid to stockholders	(2,852.899)	(29)	(2,082,587)	–	(2,082,616)	–	(2,082,616)

Distributions to noncontrolling interests	–	–	–	–	–	(4,107)	(4,107)

Syndication costs	–	–	–	(18,919)	(18,919)	–	(18,919)

Stockholders' equity, December 31, 2022	117,860.550	$1,178	$46,554,287	$20,187,437	$66,742,902	$368,686	$67,111,588

(1) 1,000,000 shares authorized, $0.01 par value; 117,860.55 and 108,820.570 shares issued and outstanding at December 31, 2022 and 2021, respectively.

The accompanying notes are an integral part of these consolidated statements.

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Iroquois Valley Farmland REIT, PBC

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2022 and 2021

	2022	2021
Cash flows from operating activities
Net income	$83,374	$438,539
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Change in provision for bad debts and loan losses	281,141	39,005
Depreciation and amortization	195,192	201,589
Net gain on sales of real estate	(11,043)	(289,124)
Deferred origination fees amortization	(21,593)	(34,927)
(Increase) decrease in assets
Accrued income	27,008	(79,528)
Accounts receivable	(599,886)	47,820
Prepaids and other assets	(56,895)	(21,326)
Interest accrued on mortgage and operating lines of credit receivables	(452)	(76,998)
Increase in liabilities
Accounts payable and accrued expenses	72,881	153,360

Net cash (used in) provided by operating activities	(30,273)	378,410

Cash flows from investing activities
Payments to participating lenders	(922,019)	–
Proceeds from transfer of participating loans	–	1,170,000
Proceeds from sales of investments in real estate	579,156	2,657,241
Purchases of investments in real estate, at cost	(6,524,241)	(8,609,876)
Issuance of mortgage notes	(7,915,388)	(7,876,522)
Principal payments received on mortgage notes	1,902,978	4,341,016
Net issuance of operating lines of credit receivable	(457,940)	(71,744)
Origination fees received	51,285	38,287

Net cash used in investing activities	(13,286,169)	(8,351,598)

(Continued)

20

Iroquois Valley Farmland REIT, PBC

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Years ended December 31, 2022 and 2021

	2022	2021
Cash flows from financing activities
Proceeds from mortgages payable	$–	$2,115,925
Repayments on mortgages payable	–	(5,629,654)
Proceeds from notes payable, unsecured	5,812,000	4,527,000
Repayments of notes payable, unsecured	(1,060,130)	(326,757)
Payment of note payable, paycheck protection program	(73,655)	(19,207)
Payment of syndication costs	(18,919)	(29,396)
Contributions from stockholders	7,668,894	14,412,096
Distributions to noncontrolling interests	(4,107)	(14,871)
Redemptions paid to stockholders	(2,082,616)	(1,515,816)
Dividends paid to stockholders	(314,884)	(168,085)

Net cash provided by financing activities	9,926,583	13,351,235

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3,389,859)	5,378,047

Cash and cash equivalents, beginning of year	8,937,356	3,559,309

Cash and cash equivalents, end of year	$5,547,497	$8,937,356

Supplemental disclosure of cash flow information
Cash paid for interest expense	$514,950	$639,773

Supplemental disclosure of noncash activities
Dividends paid to stockholders reinvested as contributions from stockholders	$271,052	$133,395

Notes payable, unsecured converted to contributions from stockholders	$50,000	$200,000

Notes receivable issued in lieu of proceeds from the sale of investments in real estate	$–	$629,028

Investments in real estate repossessed upon default of notes receivable	$–	$368,000

The accompanying notes are an integral part of these consolidated statements.

21

Iroquois Valley Farmland REIT, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE A - NATURE OF OPERATIONS

Iroquois Valley Farms LLC (the Operating Company), was formed in 2007 for the purpose of providing secure land access to organic farming families. Effective December 31, 2016, the Operating Company was reorganized by its members contributing 99% of their membership interests to Iroquois Valley Farmland REIT, PBC and 1% of their membership interest in the Company to Iroquois Valley Farmland TRS, Inc. (the TRS Subsidiary). Both the Operating Company and the TRS Subsidiary are wholly owned subsidiaries of Iroquois Valley Farmland REIT, PBC, collectively referred to as Iroquois Valley or the Company.

The Company positively impacts local, sustainable and organic agriculture through leasing farmland, and funding mortgages and operating lines of credit with a focus on the next generation of organic farmers. The farmland purchased or financed by the Company is operated primarily by mid-size farm families that run their own regenerative and/or organic farm business. Investments made by the Company are funded through the issuance of unsecured notes payable or shares of common stock. The Company operates as a self-administered and self-managed real estate investment trust (REIT), under the Internal Revenue Code.

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

1.	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Iroquois Valley Farmland REIT, PBC and its wholly-owned subsidiaries, the Operating Company and the TRS Subsidiary (collectively, the Company). Current accounting standards clarify the identification of a variable interest entity ("VIE") and determine under what circumstances a VIE should be consolidated with its primary beneficiary. The Company has determined that MT Hi-Line, LLC has met the criteria of a VIE under the accounting standard related to consolidation of VIEs and that consolidation is required. MT Hi-Line, LLC is dependent on the support of the Company and was established for the purpose of managing an investment in farmland. All significant intercompany accounts and transactions are eliminated in consolidation.

2.	Balance Sheet Presentation

The operations of the Company involve a variety of real estate transactions and it is not possible to precisely measure the operating cycle of the Company. The consolidated balance sheet of the Company has been prepared on an unclassified basis in accordance with real estate industry practices.

22

Iroquois Valley Farmland REIT, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.	Investments in Real Estate

Investments in real estate consists of the following properties, at net book value at December 31, 2022 and 2021:

	Location (County,	Date	Net Book Value at	Net Book Value at
Property Name	State)	Acquired	12/31/2022	12/31/2021
Iroquois Valley East and West Farms	Iroquois, IL	2007 and 2008	$1,177,300	$1,202,910
Denker Farm	Livingston, IL	March 22, 2011	1,465,245	1,474,886
Pleasant Ridge Farm	Livingston, IL	May 18, 2011	483,770	490,411
Old Oak Farm	Huntington, IN	August 20, 2012	923,488	924,991
Red Oak Farm	Boone, IN	November 15, 2012	831,802	831,802
Rock Creek Farm	Will, IL	October 9, 2012	1,245,579	1,065,681
Hedge Creek Farm	Will, IL	December 28, 2012	635,592	635,592
Mary Ellen's Farm	Iroquois, IL	January 30, 2013	1,075,022	1,077,755
Mooday and Boone and Jackman Farms	Montgomery, IN	February 15, 2013	1,031,963	1,031,963
Shiawassee Farm	Shiawassee, MI	May 8, 2013	1,042,531	1,053,157
One Bottom Farm	Iroquois, IL	November 21, 2013	354,846	354,846
Sparta Woods Farm	Noble, IN	December 20, 2013	1,032,345	1,032,345
Two Roads Farm	Shelby, IL	March 11, 2014	2,282,882	2,293,096
Healing Ground Farm	Rockcastle, KY	June 17, 2014	127,001	127,001
Mystic River Farm	Monroe, WV	September 10, 2014	593,532	595,955
Brindle Farm	Allen, IN	September 19, 2014	519,578	520,538
South Grove Farm	Dekalb, IL	February 12, 2015	722,615	724,584
Mackinaw Farm	Ford, IL	February 20, 2015	1,081,224	1,083,924
Saginaw Bay Farm	Tuscola, MI	April 14, 2015	1,708,971	1,721,590
Jubilee Farm	Elkhart, IN	October 28, 2015	541,099	543,634
Yoder Farm	Allen, IN	November 24, 2015	535,120	535,585
Tower Road Farm	Dekalb, IL	February 29, 2016	832,361	833,439
Bahasaba Farm	Hill, MT	April 12, 2016	225,201	225,201
Lake Wawasee Farm	Noble, IN	April 21, 2016	660,284	660,284
Tippecanoe Farm	Kosciusko, IN	August 8, 2016	880,117	852,188
Flat Rock	Seneca, OH	May 15, 2017	2,878,926	2,878,926
Creambrook	Augusta, VA	May 22, 2017	1,235,575	1,235,937
Cottonwood	Hill, MT	September 1, 2017	1,021,228	1,031,983
South Fork	Livingston, IL	October 16, 2017	2,204,790	2,206,526
Battle Creek	Dekalb, IL	November 10, 2017	1,505,834	1,511,460

23

Iroquois Valley Farmland REIT, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.	Investments in Real Estate (Continued)

	Location (County,	Date	Net Book Value at	Net Book Value at
Property Name	State)	Acquired	12/31/2022	12/31/2021
White River	Daviess, IN	May 24, 2018	$1,908,744	$1,908,744
Hidden Pasture	Schoharie, NY	July 24, 2018	282,264	292,171
Ten Mile	Lucas, OH	November 29, 2018	323,364	325,160
MT Hi-Line	Shelby, MT	January 17, 2019	1,559,697	1,559,697
Rock Creek North	Will, IL	November 11, 2019	1,304,886	1,307,590
Money Creek	McClean, IL	December 9, 2019	1,180,339	1,380,452
Eldert	Iroquois, IL	January 13, 2020	1,387,376	1,387,376
Parish	Kankakee, IL	April 29, 2020	1,876,500	1,876,500
Rock Creek East	Will, IL	May 4, 2020	665,559	667,309
Peterson	Iroquois, IL	June 8, 2020	429,000	429,000
Sugar Creek	Boone, IN	October 6, 2020	1,843,828	1,845,922
Rock Creek West	Will, IL	November 4, 2020	608,145	614,360
Rock Creek 30	Will, IL	November 10, 2020	247,566	248,107
Sugar Creek West	Boone, IN	January 6, 2021	3,375,050	3,375,050
Scheffers	Kankakee, IL	March 30, 2021	900,000	900,000
Tucker South	Calloway, KY	August 3, 2021	1,536,671	1,539,161
Pittwood	Iroquois, IL	November 3, 2021	947,216	947,216
Sheldon Flatts	Madison, NY	November 3, 2021	–	368,000
Persch	Kankakee, IL	November 9, 2021	1,229,592	1,229,592
Close Farm	Huntington, IN	April 1, 2022	737,451	–
MI Temple Farm	St. Johns, MI	April 15, 2022	522,000	–
Mantoan	Kankakee, IL	May 13, 2022	554,490	–
The Harms Chase & Harter Road Farm	DeKalb, IL	June 10, 2022	1,070,860	–
Hearns Farm	Iroquois, IL	July 13, 2022	571,974	–
Roann Farm	Wabash, IN	July 28, 2022	712,000	–
Wright Farm	Lee, IL	November 3, 2022	2,100,000	–
			$58,730,393	$52,959,597

24

Iroquois Valley Farmland REIT, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.	Investments in Real Estate (Continued)

Investments in real estate are carried at cost, less accumulated depreciation. On a continuous basis, management assesses whether there are any indicators, including property performance and general market conditions, that the value of the investments in real estate may be impaired. The assessment of possible impairment is based on the ability to recover the carrying value of the asset from the undiscounted cash flows estimated to be generated from those assets. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The measurement of impairment requires management to make estimates of these cash flows related to the assets, as well as other fair value determinations.

To determine the estimated fair value, management utilizes independent third-party analyses for those properties owned for more than one year. At a minimum of once every three years the independent analysis is completed by a certified appraiser or licensed real estate professional. The methods employed in the valuation generally consider one or more of the following methods: the sales comparison approach (which uses the market for comparable properties), income capitalization approach (which considers income - generating potential of the property and anticipated rate of return), and the cost approach.

If indicators of impairment are present, management will estimate based on land appraised values if an impairment of the carrying cost has occurred. During 2022 and 2021, the Company evaluated the investments in real estate for indicators of impairment and noted none.

The Company's policy is to depreciate land improvements, machinery, equipment, buildings and building improvements over the estimated useful lives of the assets by use of the straight-line method, as indicated in the following table.

Land improvements, machinery and equipment	3 - 25 years
Buildings and building improvements	15 - 20 years

The cost of repairs and maintenance is charged to expense as incurred; significant improvements and betterments are capitalized. All investments in real estate are leased to tenants under operating leases.

During 2021, the Company repossessed the Sheldon Flats property from a mortgagee and marketed the property for sale. As such, as of December 31, 2021, the Company had real estate held for sale in the amount of $368,000. The Company sold the related property during 2022.

25

Iroquois Valley Farmland REIT, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

4.	Cash Equivalents

The Company maintains the majority of its cash balances with a lending institution, which has serviced mortgages on certain investments (see Note D). These cash equivalents are not restricted and can be withdrawn at any time without penalty.

5.	Accrued Income, Accounts Receivable and Mortgage Interest Receivable

Accrued income consists of estimates of tenant farmer obligations due to the Company in accordance with the variable farm revenue and crop income as stated in the lease agreement. Estimates of variable farm revenues are based on a calculation of farm revenues exceeding a certain amount (as defined in the individual lease agreements) and the excess being partially due to the Company. Crop income is income related to a crop share arrangement with one of the Company's farmers. Accounts receivable are uncollateralized tenant obligations due under normal trade terms. Mortgage interest receivable is mortgage interest income due to the Company. Management individually reviews all accrued income and receivables and, based on an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected.

The carrying amount of accrued income, accounts receivable and mortgage interest receivable are reduced by valuation allowances, if necessary, that reflect management's best estimate of recorded receivables which may be uncollectible based on specific information about tenant accounts, past loss experience, and general economic conditions. Bad debts are written off against the allowance for doubtful accounts when they are determined to be uncollectible.

6.	Syndication Costs

Syndication costs represent costs incurred in connection with the syndication of REIT stock, including in 2022 and 2021 expenses related to the non-accredited investor offering. These costs are reflected as a direct reduction of stockholders' equity. Syndication costs of $18,919 and $29,396 were incurred for the years ended December 31, 2022 and 2021, respectively.

7.	Revenue Recognition

Leases

The Company adopted Topic 842 as of January 1, 2019 under the modified retrospective method. The Company's leases are substantially for land, and as a result the Company expects to derive the residual value of the land at the end of the lease term. That residual value is expected to be substantially the same as the current book value.

26

Iroquois Valley Farmland REIT, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

7.	Revenue Recognition (Continued)

Leases (Continued)

Rental income is recognized when earned as provided under the lease agreements with tenants. All leases between the Company and its tenants are classified as operating leases. Lease reimbursements represent real estate taxes and property insurance, which are billed to tenants pursuant to the terms of the lease. Lease reimbursements are recognized as earned in the same period the expenses are incurred.

Mortgage Interest Income

Mortgage and operating lines of credit interest income is generally recognized when due as provided under the agreements in place. Deferred origination fees are amortized to interest income ratably over the life of the related agreements.

Grant Revenue

The Company has elected to account for government grants in accordance with IAS 20. Under IAS 20, government grants are recognized as income when it is probable that the Company will comply with the conditions of the grant and that the grant will be received. The Company recognizes proceeds under grant programs in a systematic basis over the period in which the Company recognizes as expenses the related costs for which the grant is intended to compensate. The Company has further elected to record the grant income separately from the related expenses.

8.	Income Taxes

The Company has elected to be taxed as a REIT under the Internal Revenue Code and applicable Treasury regulations relating to REIT qualification. The Company must meet certain requirements to be eligible, including distribution requirements and other asset and income tests. Management intends to adhere to these requirements and maintain the REIT status. As a REIT, the Company will generally not be liable for U.S. federal corporate income taxes, thus no provision is included in the accompanying consolidated financial statements. The Company has also elected taxable REIT subsidiary status for the TRS Subsidiary which allows for activities that do not qualify as rents from real property.

9.	Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

27

Iroquois Valley Farmland REIT, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

9.	Use of Estimates (continued)

Certain accounting estimates are particularly sensitive because of their significance to the financial statements and because of the possibility that future events affecting them may differ markedly from management's current judgments. The provision for credit losses is considered a significant estimate, see Note C for the Company's policies on risk rating of the mortgage, operating line of credit and lease portfolio. The fair value of compensation expense related to membership options is considered a significant estimate due to the variability of estimates of expected life, risk-free interest rate, expected dividends, and volatility utilized in the calculation of fair value. While management's estimates of fair value of compensation expense are reasonable, the actual results could differ and have a significant impact on the financial statements.

10.	Significant Accounting Standard Applicable In Future Years

Allowance for Loan and Lease Losses

The FASB issued ASU 2016-13, Financial Instruments - Credit Losses, (Topic 326) (ASU 2016-13) , in June 2016. ASU 2016-13 will require entities to update their credit loss model to the current expected credit losses (CECL) model. This CECL model will require entities to estimate the credit losses expected over the life of an exposure (or pool of exposures). These updates change how entities will measure potential credit losses for most financial assets and certain other instruments that are not measured at fair value. The CECL Standard replaces the incurred loss approach under existing guidance with a current expected credit loss model for instruments measured at amortized cost, which requires these assets to be presented net of an allowance for credit losses. The net carrying value of an asset under the CECL Standard is intended to represent the amount expected to be collected on such assets and requires entities to deduct allowances for potential losses on held-to-maturity debt securities.

While the Company is a public business entity, the Company qualifies as a small reporting company and therefore, ASU 2016-13 is effective for the Company's December 31, 2023 financial statements and thereafter. Management is currently evaluating the effect the CECL model will have on the Company's financial statements and will implement ASU 2016-13 effective January 1, 2023 using a modified retrospective approach.

28

Iroquois Valley Farmland REIT, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE C - MORTGAGE NOTES AND OPERATING LINES OF CREDIT RECEIVABLE

The Company established a farmland financing policy to provide mortgages and operating lines of credit financings for organic and sustainable farmers to purchase farmland to achieve certified organic standards. The Company's financing policy requires extensive background and credit checks and that each farmland mortgage and line of credit be collateralized by farmland appraised at a minimum value of 1.33 times the value of the loan. The financing policy also limits the outstanding loans on farmland to 35% of the Company's total farmland assets (defined as investments in real estate, at cost plus mortgage notes receivable).

Mortgage notes and operating lines of credit receivables are reported at their outstanding principal balances net of any allowance for doubtful accounts and unamortized origination fees. Origination fees received are deferred and recognized as adjustments to mortgage interest income over the lives of the related mortgage notes. The outstanding mortgage notes receivable generally require monthly interest only payments for the first five years with principal and interest payments thereafter. Select mortgage notes require principal and interest payments throughout the term of the notes. Prepayments are allowed. Operating lines of credit accrue interest throughout the term.

Mortgage notes and operating lines of credit receivable are collateralized by real estate and improvements thereon. Interest income recognized related to mortgage notes receivable totaled $1,234,480 and $936,220 during the years ended December 31, 2022 and 2021, respectively. Interest income recognized related to operating lines of credit totaled $115,335 and $99,380 during the years ended December 31, 2022 and 2021, respectively.

Management closely monitors the quality of the mortgage notes and operating lines of credit receivable portfolio and has established a review process designed to help grade the quality and profitability of the Company’s mortgage notes and operating lines of credit receivable portfolio. The Company utilizes an internal risk rating system to evaluate credit risk. It assigns an internal risk rating based on an assessment of each borrower’s financial condition. The credit quality grade helps management make a comparable assessment of each mortgage notes and operating lines of credit receivable’s credit risk.

Using this data, the Company evaluates the borrower's liquidity, financial strength, management effectiveness, and operating efficiency and assigns one of four ratings: performing, watch, at-risk, and default. The Company establishes an allowance for loan losses to reserve against potential losses from non-performing loans. An allowance for loan loss is established when payments are over 90 days late and the outstanding principal balance exceeds 80% of the appraised value of the underlying collateral. A reserve for uncollectible interest receivable is established based on the assigned risk rating of the underlying loan. The following tables present the Company's mortgage notes receivable and operating lines of credit receivable and status as of and for the years ended December 31, 2022 and 2021:

29

Iroquois Valley Farmland REIT, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE C - MORTGAGE NOTES AND OPERATING LINES OF CREDIT RECEIVABLE (Continued)

Summary of Mortgage Notes Receivable as of December 31, 2022 and 2021

		Reserve		Reserve
		For		For
	Outstanding	Interest	Outstanding	Interest
Rating	Balance	Receivable	Balance	Receivable
Type	12/31/2022	12/31/2022	12/31/2021	12/31/2021

Performing	$18,987,062	$–	$13,812,609.00	$–
Watch	2,636,481	7,406	2,491,465	8,147
At-risk	1,879,661	19,116	456,000	1,789
Default	2,011,465	97,096	1,405,341	55,989

Total loans	$25,514,669	$123,618	$18,165,415	$65,925
Allowance for loan losses	(160,507)
Net deferred origination fees	(97,878)		(68,186)

Net loans	$25,256,284		18,097,229

Interest rate range	1.25 - 8.00%		1.00 - 7.00%
Maturity date range	2023 - 2052		2022 - 2052

30

Iroquois Valley Farmland REIT, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE C - MORTGAGE NOTES AND OPERATING LINES OF CREDIT RECEIVABLE (Continued)

Summary of Operating Lines of Credit as of December 31, 2022 and 2021

		Reserve		Reserve
		For		For
	Outstanding	Interest	Outstanding	Interest
Rating	Balance	Receivable	Balance	Receivable
Type	12/31/2022	12/31/2022	12/31/2021	12/31/2021

Performing	$654,322	$–	$533,707	$–
Watch	578,675	–	911,828	–
At-risk	–	–	–	–
Default	657,336	–	401,913	–

Total loans	$1,890,333	$–	$1,847,448	$–
Allowance for loan losses	(108,246)		(26,625)
Net deferred origination fees	–		–

Net loans	$1,782,087		$1,820,823

Maximum available balance	$2,682,410		$2,712,000
Interest rate range	5.00 - 8.00%		5.00 - 7.00%
Maturity date range	2023 - 2026		2022 - 2026

During the year ended December 31, 2021, the Company foreclosed on the properties that were secured by certain mortgages outstanding with a net outstanding balance in the amount of $368,000. The Company sold the related property during 2022. No properties were foreclosed on during 2022.

During 2021, the Company received $1,170,000 of proceeds in connection with the sale of participation agreements between the Company and unrelated third parties. At the time of the participation, the loan was valued at $1,350,000. The Company's share of the loan was reduced to $252,221 after receipt of proceeds from participating lenders. The Company is responsible to continue to service the loan, and remit amounts to the participating lenders in proportion to their ownership percentage. The Company also earns an annual management fee of 0.50% on the outstanding total mortgage principal of $1,170,000. The Company agreed to waive the management fee during the first year of the loan. The management fee totaled $3,498 during 2022. The note was repaid in full on December 29, 2022. The valuation of the loan is based on Level 2 of the fair value hierarchy.

31

Iroquois Valley Farmland REIT, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE D - REVOLVING LINES OF CREDIT

The Company had a $1,000,000 line of credit with a lender which was set expire on January 15, 2022. There was no outstanding balance on the line as of December 31, 2021. Interest was payable monthly at the bank's prime rate reduced by an applicable margin (0.50%). The line was collateralized by the Lakeville Farm, which was sold during the year ended December 31, 2021. Upon sale, the line of credit expired. The Company was subject to certain restrictive covenants.

The Company has a $2,500,000 line of credit with a lender who serviced certain mortgages payable (see Note E) that is interest only through May 1, 2024 and interest and principal through maturity on May 1, 2049. There were no outstanding borrowings at December 31, 2022 and 2021 on the line of credit. Interest is payable annually at the bank's adjusted one-month LIBOR (3.97% and 0.09% at December 31, 2022 and 2021, respectively) base rate plus an applicable margin (2.50%). The line is collateralized by real estate in the IL counties of Iroquois and Shelby. The Company is subject to certain restrictive covenants.

The Company has a $1,000,000 line of credit with a lender which expires on November 10, 2023. There were no outstanding borrowings as of December 31, 2022 and 2021. Interest is payable monthly at the bank's adjusted one-month LIBOR (3.97% and 0.09% at December 31, 2022 and 2021, respectively) base rate plus an applicable margin (2.10%), with a floor of 3.10%. The line is collateralized by the Tower Road Farm. The Company is subject to certain restrictive covenants.

There was no interest expensed during the year ended December 31, 2022. Aggregate interest expensed during the year ended December 31, 2021 was approximately $3,500 related to the lines of credit. There was no accrued interest at December 31, 2022 or 2021.

NOTE E - MORTGAGES PAYABLE

There were no mortgages payable at December 31, 2022 and 2021.

Aggregate interest expensed during the year ended December 31, 2021 was approximately $159,800. There was no accrued interest at December 31, 2021 related to mortgages payable.

NOTE F - NOTES PAYABLE, UNSECURED

The Company has borrowed through issuances of unsecured notes payable to finance the Company’s farmland investments. The debt consists of individual promissory notes issued across multiple series and term notes.

32

Iroquois Valley Farmland REIT, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE F - NOTES PAYABLE, UNSECURED (Continued)

The Company has issued multiple offerings of promissory notes titled "Soil Restoration Notes". Beginning December 15, 2021, the Company launched an offering of Series IV Restoration Notes at a maximum offering of $20,000,000. Additional Soil Restoration Notes advanced during 2022 and 2021 aggregated $6,112,000 and $4,327,000, respectively. During 2022 and 2021, $300,000 and $375,000, respectively, of the notes payable, were transferred to later years which extended the maturity date of the notes. In accordance with the terms of the first three series of Restoration Notes, the Company also funds an organic transition pool to support the tenants and farmers during the organic transition period by primarily providing financial assistance to projects geared toward improving soil quality. The Series IV Soil Restoration Notes do not include contributions to the organic transition pool. See Note L for a description of a grant received which has reduced the costs associated with issuing the notes. Soil Restoration Notes totaling $20,789,000 and $15,127,000 were outstanding as of December 31, 2022 and 2021, respectively. Soil Restoration Notes are issued as individual promissory notes which bear interest between 2.00% and 3.00%, payable semiannually on January 15 and July 15th. Principal is due in full at maturity, which ranges between 2023 and 2026. Soil Restoration Notes are uncollateralized.

Other promissory notes and term notes, totaling $4,393,113 and $5,353,243 as of December 31, 2022 and 2021, respectively, have interest due semi-annually, ranging from 1.00% to 3.35% with principal due in full at maturity. The notes have various original maturity dates from 2023 through 2028. One series includes an automatic renewal for one year upon maturity date, unless the notes are terminated by either the Company or payee. The notes are uncollateralized.

Aggregate interest expensed during the years ended December 31, 2022 and 2021 was $533,016 and $481,754, respectively, related to the notes payable. Accrued interest at December 31, 2022 and 2021 totaled $237,930 and $207,693, respectively, related to the notes payable. Aggregate notes payable due to related parties, which consists entirely of stockholders, totaled 25%, or $6,249,500 and 26%, or $5,395,742 of the total notes payable at December 31, 2022 and 2021, respectively. Interest expensed on the related parties notes totaled approximately $133,000 and $132,000 during the years ended December 31, 2022 and 2021, respectively.

Future original maturities of the aggregate notes payable as of December 31, 2022 are as follows:

2023	$7,185,000
2024	916,667
2025	5,591,667
2026	5,301,779
2027	6,112,000
Thereafter	75,000

$25,182,113

33

Iroquois Valley Farmland REIT, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE G - NOTE PAYABLE, PAYCHECK PROTECTION PROGRAM

On April 23, 2020, the Company entered into a $103,528 U.S. Small Business Administration ("SBA") Paycheck Protection Program note payable. The note payable incurs interest at a fixed rate of 1.00% and matured on April 23, 2022. The note is unsecured and is eligible for forgiveness subject to the provisions of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act). Principal and interest payments were made in equal installments after a 10 month deferral period, as defined in the CARES Act. The Company applied for forgiveness, but during 2021 the SBA denied the request. Principal payments of approximately $84,000 were due in 2022. The balance at December 31, 2022 of $10,666 represents amounts that were not drawn correctly by the lender. The Company has retained the liability as payment is still expected in 2023.

NOTE H - RENTAL INCOME

The Company leases its real estate to farm operators generally under five year initial terms. The leases automatically renew for two year terms following the initial term and any subsequent renewals. The leases are structured as variable cash, fixed cash or crop-share operating lease agreements. Variable cash lease agreements include minimum base rent plus a variable component, if applicable, based on total farm revenues. All leases require the farm tenant to maintain federal crop insurance on insurable crops for the duration of the lease. Rental income consists of fixed lease payments of $1,729,766 and $1,658,699, variable and crop share income of $184,358 and $168,449, and lease reimbursements of $140,003 and $125,281 for the years ended December 31, 2022 and 2021, respectively. The Company manages risk associated with the residual value of its leased assets by leasing primarily land to lessees which management believes will maintain the residual value consistent with the current book value.

Future minimum base rentals on noncancelable operating leases for the years ending December 31 are as

2023	$1,803,426
2024	1,489,332
2025	1,061,185
2026	821,600
2027	455,244
Thereafter	215,092
$5,845,879

34

Iroquois Valley Farmland REIT, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE I - STOCK OPTIONS AND DIRECTOR'S RESTRICTED STOCK

The Company does not have a formal stock option plan. The Company has in the past from time to time granted incentive options to purchase stock to certain officers of the Company. The agreements allow the option holders to purchase stock of the Company at a stated price during a specified period of time (generally 10 - 15 years). Option awards are generally granted with an exercise price equal to the fair market value of the stock at the date of grant. Options generally vest over three years. In 2022, 287 options were exercised at a range from $508 -$552 per share and none were granted. In 2021, 907 options were exercised at $595 per share and none were granted.

The fair value of each option is estimated on the date of grant based on the Black-Scholes option pricing model. An expected volatility factor was based on comparable farmland values and public companies and was used in computing the option-based compensation during prior years. The annual rate of dividends is expressed as a dividend yield which is a constant percentage of the share price. The expected life of an option represents the period of time that an option is expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the 10-year U.S. Treasury note in effect at the time of grant (expected lives are 10 - 15 years).

There was no option-based compensation expense recognized in the statements of operations for the years ended December 31, 2022 or 2021.

During 2022, the Company entered into a Non-Employee Director Compensation Policy which calls for issuance of $5,000 of Company stock to each qualifying director at each annual meeting, subject to certain vesting and other restrictions. Under the terms of this policy, the Company issued $25,000 worth of stock during 2022. This amount has been recorded as compensation expense and is included in general and administrative expenses during the year ended December 31, 2022.

The fair value of each option granted during previous years was estimated on the date of grant using the Black- Scholes option pricing model with the following assumptions:

Expected life	10 - 15 years
Risk-free interest rate	1.78% - 3.47%
Expected dividends	0.00%
Volatility	10% - 29%

There were no options vested during the year ended December 31, 2022.

35

Iroquois Valley Farmland REIT, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE I - STOCK OPTIONS AND DIRECTOR'S RESTRICTED STOCK (Continued)

			Weighted
		Weighted	Average
	Shares	Average	Remaining
	Subject to	Exercise	Contractual
	Option	Price	Term

January 1, 2022	887	$548.27	6 years
Granted	–	–	N/A
Exercised	(287)
Cancelled/forfeited	–

December 31, 2022	600	$554.67	5 years

Exercisable at December 31, 2022	600		5 years

There were no options vested during the year ended December 31, 2021.

NOTE J - CONCENTRATIONS OF RISK AND UNCERTAINTIES

1.	Uninsured Cash

The Company maintains its cash balances at financial institutions located in the United States. These cash balances are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. The Company may, from time to time, have balances in excess of FDIC insured deposit limits. The Company also maintains cash balances with its lender (see Note B-4), which is not a federally insured institution. The Company has $4,846,828 and $8,254,000 of uninsured cash at December 31, 2022 and 2021, respectively.

2.	Real Estate Concentration

The Company's investments in real estate, at cost, are significantly concentrated within holdings of agriculture within the United States (see Note B-3). The general health of that industry could have a significant impact on the fair value of investments held by the Company.

36

Iroquois Valley Farmland REIT, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE K - OPERATING LEASE OBLIGATIONS

The Company leases office space under the terms of an operating lease, which expires in March 2023. Monthly payments due under the lease range from $1,600 to $1,650. Total rent expense was $19,350 and $19,830, respectively, for the years ended December 31, 2022 and 2021. Future minimum lease payments required under the lease for the year ended December 31, 2023 is $4,950.

NOTE L - CONSERVATION INNOVATION GRANTS - GAIN CONTINGENCY

In 2019, the Company was awarded an additional grant for the CIG that expires in 2023. Subsequent to year end, the grant was extended through 2024. Under the terms of the grant, the Company receives reimbursement for certain expenses associated with the Soil Restoration Notes offerings that were issued (see Note F), developing additional innovative note products, and other qualified expenses. The payments under the grants during the years ended December 31, 2022 and 2021 were approximately $123,000 and $164,000, respectively, and have been included as grant revenue in the accompanying statements of income. Given the contingent nature of the grants the Company has not recorded the full grant amounts as an asset related to future reimbursement payments. The Company has recorded a receivable from the grants totaling $75,390 and $135,386 at December 31, 2022 and 2021, respectively, which is included in prepaids and other assets in the accompanying financial statements.

NOTE M - EMPLOYMENT AGREEMENT

The Company entered into a deferred compensation agreement with the Company's co-founder and former CEO, which requires payments during 2022 through 2033 and service requirements during 2022 through 2033. The agreement calls for a $125,000 salary to be paid for the years 2022 through 2023. Additionally, for 10 years commencing on January 1, 2024, a lump sum payment of $25,000 per annum will be paid.

NOTE N - SUBSEQUENT EVENTS

Management has evaluated subsequent events through April 14, 2023, the date that these financial statements were available to be issued. Management has determined that no events or transactions, other than as described below and Note L, have occurred subsequent to the balance sheet date that require disclosure in the financial statements.

During January 2023, the Company purchased farmland in LaSalle County, Illinois for approximately $683,000.

During February 2023, the Company purchased farmland in Rutland County, Vermont for approximately $1,690,000 which had a related mortgage note receivable balance of $787,500 as of December 31, 2022.

During March 2023, the Company purchased farmland in Walkerton County, Indiana for approximately $2,242,000.

Between January 1, 2023 and April 14, 2023, the Company issued approximately $719,225 of REIT stock.

Between January 1, 2023 and April 14, 2023, the Company issued approximately $480,000 of Soil Restoration Notes and had approximately $1,060,000 of payments or transfers of existing notes.

Between January 1, 2023 and April 14, 2023, the Company issued $349,125 of operating lines of credit.

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Item 8. Exhibits

2.1*	Certificate of Incorporation of Iroquois Valley Farmland REIT, PBC (incorporated by reference to Exhibit 2(a) to the Company’s Offering Statement on Form 1-A/A filed April 26, 2019)
2.2*	Certificate of Amendment of Certificate of Incorporation of Iroquois Valley Farmland REIT, PBC (incorporated by reference to Exhibit 2.3 to the Company’s Semi-Annual Report on Form 1-SA filed September 28, 2021)
2.3*	Bylaws of Iroquois Valley Farmland REIT, PBC (incorporated by reference to Exhibit 2(b) to the Company’s Offering Statement on Form 1-A/A filed April 26, 2019)
3.1*	Stock Redemption Program (incorporated by reference to Exhibit 3(a) to the Company’s Offering Statement on Form 1-A/A filed April 26, 2019)
3.2*	Dividend Reinvestment Plan (incorporated by reference to Exhibit 3.1 to the Company’s Semi-Annual Report filed September 28, 2020)
3.3*	Form of Series IV Soil Restoration Note (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 1-K filed April 29, 2022)
4.1*	Subscription Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Offering Statement on Form 1-A filed May 17, 2022)
6.1*	Stock Option Agreement – David Miller (incorporated by reference to Exhibit 6(ii) to the Company’s Offering Statement on Form 1-A/A filed April 26, 2019)
6.2*	Agreement for Certified B Corporations and Iroquois Valley's Public B-Lab Profile (incorporated by reference to Exhibit 6(xiv) to the Company’s Offering Statement on Form 1-A/A filed July 10, 2020)
6.3*	Promissory Note for Line of Credit – Compeer Financial (incorporated by reference to Exhibit 6(vi) to the Company’s Annual Report on Form 1-K filed April 30, 2021)
6.4*	Promissory Note for Line of Credit – First Midwest Bank (incorporated by reference to Exhibit 6(viii) to the Company’s Annual Report on Form 1-K filed April 30, 2021)
6.5*	Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 6.5 to the Company’s Supplement No. 2 dated June 9, 2022 filed pursuant to Rule 253(g)(2))

*Filed previously

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Briarcliff Manor, New York, on April 25, 2023.

IROQUOIS VALLEY FARMLAND REIT, PBC
By:	/s/ Chris Zuehlsdorff
Chris Zuehlsdorff Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Name	Title	Date

/s/Chris Zuehlsdorff	Chief Executive Officer	April 25, 2023
Chris Zuehlsdorff	(principal executive officer)

/s/ Mark D. Schindel	Chief Financial Officer	April 25, 2023
Mark D. Schindel	(principal financial officer and principal accounting officer)

/s/ Dr. Stephen P. Rivard	Director and Chairperson	April 25, 2023
Dr. Stephen P. Rivard

/s/Dr. Anna Jones-Crabtree	Director and Vice Chairperson	April 25, 2023
Dr. Anna Jones-Crabtree

/s/ Andrew Ambriole	Director	April 26, 2023
Andrew Ambriole

/s/ Dorothy D. Burlin	Director	April 26, 2023
Dorothy D. Burlin

/s/Joseph Mantoan	Director	April 26, 2023
Joseph Mantoan

/s/Malaika Maphalala	Director	April 25, 2023
Malaika Maphalala

/s/David E. Miller	Director and Co-Founder	April 25, 2023
David E. Miller

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